Exhibit 12(a)

College Retirement Equities Fund	George W. Madison
730 Third Avenue	Executive Vice President
New York, NY 10017-3206	and General Counsel
212 490-9000	(212) 916-4750

April 29, 2005

College Retirement Equities Fund
730 Third Avenue
New York, New York 10017

Gentlemen:

     I hereby consent to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information filed by the College Retirement Equities Fund ("CREF") as part of Post-Effective Amendment No. 38 to the Registration Statement (File Nos. 33-480 and 811-4415) on Form N-3 under the Securities Act of 1933 for certain individual, group, and tax-deferred variable annuity certificates offered and funded by CREF.

Sincerely,

/s/ George W. Madison

Executive Vice President
and General Counsel